Exhibit 3

Investor Services
LETTER OF CONFIRMATION		100 University Avenue	Inc.
April 19, 2006		Toronto, Ontario
M5J 2Y1
Toll Free 1-800-564-6253
To:	Alberta Securities Commission	www.computershare.com	Canada
	British Columbia Securities Commission		Australia
	Manitoba Securities Commission		Channel Islands
	Office of the Administrator, New Brunswick		Hong Kong
	Securities Commission of Newfoundland and Labrador		Germany
	Nova Scotia Securities Commission		Ireland
	Ontario Securities Commission		India
	Registrar of Securities, Prince Edward Island		New Zealand
	L’Autorite des marches financiers		Philippines
	Securities Division, Saskatchewan Financial Services Commission		South Africa
	Securities Registry, Government of the Northwest Territories		United Kingdom
	Registrar of Securities, Government of the Yukon Territory		USA
Nunavut Legal Registry
The Toronto Stock Exchange
U.S. Securities & Exchange Commission
American Stock Exchange
Lima Stock Exchange
Dear Sirs:
Subject: Peru Copper Inc.
We confirm that the following materials were sent by pre-paid mail on April 18, 2006, to the registered holders of Common Shares of the Corporation:
1.	Notice of Annual Meeting of Shareholders/Management Information Circular

2.	Proxy

3.	2005 Annual Report

4.	Supplemental Mailing List Return Card

5.	Return Envelope
We also confirm that copies of the above-mentioned materials were sent by overnight courier on April 18, 2006, to any financial intermediaries who requested bulk quantities of material in accordance with National Instrument 54-101.
We are providing this confirmation to you in our capacity as agent for the Corporation.
Yours truly,
COMPUTERSHARE INVESTOR SERVICES INC.
Agent for Peru Copper Inc.
416-263-9463(Phone)
416- 981-9800 (Fax)